J. Landis Martin
                                                          President and CEO
                                                             (303) 296-5600



                                                               EXHIBIT 99.1






FOR IMMEDIATE RELEASE



             NL INDUSTRIES, INC. HAS NEW CHIEF FINANCIAL OFFICER



HOUSTON, TEXAS -- February 17, 1998 -- NL Industries, Inc. (NYSE: NL) announced today that it has appointed Susan E. Alderton as Vice President, Chief Financial Officer of NL Industries. She replaces Joseph S. Compofelice who has resigned to become Chairman and Chief Executive Officer of CompX International, Inc. Ms. Alderton has been with NL since 1986 in a variety of financial positions, most recently serving as Vice President, Treasurer. She has also been a director of Tremont Corporation (NYSE: TRE) since 1990.

J. Landis Martin, President and Chief Executive Officer of NL Industries said "We wish Joe well in his new and exciting position with CompX. We are pleased that we will continue to have the benefit of his vision and his enthusiasm as a board member of NL. We are also fortunate that we will be able to replace Joe with Susan Alderton. Susan is a seasoned executive with a thorough knowledge of NL's operations."

Mr. Compofelice has been Vice President and Chief Financial Officer of Tremont Corporation and Executive Vice President of Valhi, Inc. (NYSE: VHI) since 1994. He also has served as Vice President, Chief Financial Officer and director of Titanium Metals Corporation (Nasdaq: TIMT) since 1996.

CompX International is a manufacturer of ergonomic computer support systems, precision ball bearing drawer slides and medium-security mechanical locks for office furniture and a variety of other applications. CompX, which is an affiliate of Valhi, Inc., recently filed its initial public offering of common stock with the Securities and Exchange Commission.

NL Industries, Inc. is a major international producer of titanium dioxide pigments.


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